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                                                                  CONFORMED COPY

                              Dated 4th August 1997

               ABBEY NATIONAL INDEPENDENT CONSULTING GROUP LIMITED

                                       and

                        WILLIS NATIONAL HOLDINGS LIMITED

                       -----------------------------------

                                      ANIFA

                              Share Sale Agreement

                       -----------------------------------

                               Slaughter and May,
                              35 Basinghall Street,
                                 London EC2V 5DB
                                 (Ref: TNC/JCXT)

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

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                                    CONTENTS

                                                                            Page


1.     Interpretation                                                         1
2.     Sale and Purchase                                                      3
3.     Consideration                                                          3
4.     Completion                                                             3
5.     Seller's Warranties and Covenants                                      3
6.     Purchaser's Remedies and Seller's Limitations on Liability             3
7.     Indemnities                                                            3
8.     Provision of Business Information                                      3
9.     Pensions                                                               3
10.    Access                                                                 3
11.    Effect of Completion                                                   3
12.    Remedies and Waivers                                                   3
13.    Assignment                                                             3
14.    Further Assurance                                                      3
15.    Entire Agreement                                                       3
16.    Notices                                                                3
17.    Announcements                                                          3
18.    Confidentiality                                                        3
19.    Costs and Expenses                                                     3
20.    Counterparts                                                           3
21.    Time of Essence                                                        3
22.    Choice of Governing Law                                                3

Schedule 1 Completion Arrangements                                            3
Schedule 2 Warranties                                                         3
Schedule 3 Seller's Limitations on Liability                                  3
Schedule 4 Tax Covenant                                                       3
Schedule 5 Basic Information about the Company                                3
Schedule 6 Intellectual Property                                              3
Schedule 7 Pensions                                                           3

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
                                       2


                              SHARE SALE AGREEMENT

      THIS AGREEMENT is made 4th August 1997

      BETWEEN:-

      1. Abbey National Independent Consulting Group Limited of Abbey House, Baker Street, London NW1 6XL (registered in England No. 2506374) (the "Seller")

AND

      2. Willis National Holdings Limited of Ten Trinity Square, London EC3P 3AX (registered in England No. 3393377) (the "Purchaser").

      WHEREAS:-

      (A) Particulars of the Company are set out in Schedule 5 (Basic Information about the Company).

      (B) The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares in each case on the terms and subject to the conditions of this Agreement.

      (C) The Purchaser has also agreed to purchase the whole of the issued share capital of the Other IFA Company on the terms and conditions of the Other IFA Company Agreement.

      (D) The Purchaser is intending to reorganise the structure of the Purchaser's Group following Completion. This will involve the disposal by the Company and the Other IFA Company of the whole or parts of their respective undertaking or assets by intra-group disposal.

      (E) At the date of this Agreement (and prior to Completion), the Purchaser has an authorised share capital of (pound)1,000 divided into 1,000 shares of (pound)1 each and two of these shares have been issued.

      NOW IT IS HEREBY AGREED as follows:-

      1.    Interpretation

      1.1   In this Agreement and the Schedules to it:-

            "Accounts"                means the audited financial statements of
                                      the Company prepared in accordance with
                                      the Companies Acts, for the accounting
                                      reference period ended on the Accounts
                                      Date which financial statements comprise a balance sheet, profit and loss account, notes, auditors' and directors' reports, a copy of which has for the purpose of identification only been signed by the Seller and delivered to the Purchaser;

            "Accounts Date"           means 31 December, 1996;

            "Books and Records"       has its common law meaning and includes,
                                      without limitation, all notices,
                                      correspondence, orders, inquiries,
                                      drawings, plans, books of account and
                                      other documents and all computer disks or tapes or other machine legible programs or other records;

            "Business Day"            means a day (other than a Saturday or a
                                      Sunday) on which banks are open for
                                      business in London;

            "Business Information"    means all information, know-how and
                                      records (whether or not confidential and in whatever form held) including (without limitation) all data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

            "CGTA 1979"               means the Capital Gains Tax Act 1979;

            "Companies Acts"          means the Companies Act 1985, the
                                      Companies Consolidation (Consequential
                                      Provisions) Act 1985, the Companies Act
                                      1989 and Part V of the Criminal Justice
                                      Act 1993;

            "Company"                 means Abbey National Independent Financial
                                      Advisers Limited, basic information
                                      concerning which is set out in

            "Completion"              means completion of the sale and purchase
                                      of the Shares under this Agreement;

            "Completion Date"         means the date of this Agreement;

            "Confidential Business    means Business Information which is
            Information"              confidential or not generally known;

            "Consideration Shares"    means 489 ordinary shares of (pound)1 each
                                      in the share capital of the Purchaser,
                                      credited as fully paid;

            "Disclosure Letter"       means the letter dated with the date
                                      hereof written by the Seller to the
                                      Purchaser for the purposes of clause ( ) and delivered to the Purchaser before the execution of this Agreement;

            "ICTA 1988"               means the Income and Corporation Taxes Act
                                      1988;

            "Intellectual Property"   means trade marks and service marks,
                                      rights in designs, trade or business
                                      names, copyrights and topography rights
                                      (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

            "Non-Tax Warranties"      means the Warranties other than the Tax
                                      Warranties;

            "Other IFA Company"       means Willis Corroon Financial Planning
                                      Limited (registered in England No.
                                      1877373);

            "Other IFA Company        means the share sale agreement dated with
            Agreement"                the date hereof between Willis Group plc
                                      (1) and the Purchaser (2) in substantially the same terms as this Agreement;

            "Purchaser's Group"       means the Purchaser and its subsidiary
                                      undertakings;

            "Representative Member"   means the representative member referred
                                      to in the definition of VAT Group;

            "Required for the         has the meaning given in clause 8
            Business"                 (Provision of Business Information);

            "RTPA 1976"               means the Restrictive Trade Practices Act
                                      1976;

            "Seller's Group"          means Abbey National plc and the
                                      subsidiary undertakings of that company
                                      (other than, for the avoidance of doubt, the Company);

            "Shares" means all the issued shares in the capital of the Company (comprising 2,500 shares of (pound)1 each);

            "Share Purchase           has the meaning given to it in clause has
            Documents"                the meaning given to it in clause 15
                                      (Entire Agreement);

            "Subsidiary"              means at any relevant time any then
                                      subsidiary undertaking of the Company;

            "Systems"                 means all computer hardware, software,
                                      networks or other information technology owned or used by the Company;

            "Tax" or "Taxation"       means and includes all forms of taxation
                                      and statutory, governmental,
                                      supra-governmental, state, principal,
                                      local governmental or municipal
                                      impositions, duties, contributions and
                                      levies, in each case whether of the United
                                      Kingdom or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort;

            "Tax Covenant"            means the tax covenant referred to in
                                      Schedule 1 (Completion Arrangements) and
                                      Schedule 4 (Tax Covenant);


            "Tax Warranties"          means Warranties numbered 27 to 45 in

            "TCGA 1992"               means the Taxation of Chargeable Gains Act
                                      1992;

            "VATA 1994"               means the Value Added Tax Act 1994;

            "VAT Group"               means the group of companies of which the
                                      representative member for the purposes of
                                      section 43 VATA 1994 was Abbey National
                                      plc (Registration number 466264724);

            "Warranties"              means the warranties set out in Schedule 2
                                      (Warranties) given by the Seller and any other or warranties made by or on behalf of the Seller in this Agreement and "Warranty" shall be construed accordingly;
                                      and

            "Working Hours"           means 9.30 a.m. to 5.30 p.m. on a Business
                                      Day.

      1.2   In this Agreement, unless otherwise specified:-

            (A) references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

            (B) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

            (C) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

            (D) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

            (E) references to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

            (F) the expressions "accounting reference date", "accounting reference period", "allotment", "body corporate", "current assets", "debentures", "holding company", "paid up", "profit and loss account", "subsidiary", "subsidiary undertaking" and "wholly-owned subsidiary" shall have the meaning given in the Companies Acts;

            (G) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

            (H) references to writing shall include any modes of reproducing words in a legible and non-transitor y form;

            (I) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

            (J) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

            (K) references to the knowledge, information, belief or awareness of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person made all usual and reasonable enquiries; and

            (L)   (i)   the rule known as the ejusdem generis rule shall not
                        apply and accordingly general words introduced by the word "other" shall not be given a restrictive meani ng by reason of the fact that they are preced ed by words indicat ing a particular class of acts, matter s or things; and

                  (ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

      2.    Sale and Purchase

      2.1 The Seller shall sell or procure the sale of, and the Purchaser shall purchase, the Shares with all rights attached or accruing to them at the date of this Agreement.

      2.2 The Seller has the right to transfer legal and beneficial title to the Shares.

      2.3 The Shares shall be free from all charges and encumbrances and from all other rights exercisable by or claims by third parties.

      2.4 The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the date of this Agreement.

      2.5 The Seller waives all rights of pre-emption over any of the Shares conferred upon him by the articles of association of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived.

      2.6 For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

      3.    Consideration

            The total consideration for the sale of the Shares shall be the allotment to the Seller of the Consideration Shares in accordance with clause 4 (Completion).

      4.    Completion

      4.1 Completion shall take place on the Completion Date at 35 Basinghall Street, London EC2V 5DB.

      4.2 At Completion, the Seller shall do those things listed in Schedule 1 (Completion Arrangements).

      4.3 The Purchaser shall not be obliged to complete this Agreement unless the Seller complies fully with the requirements of Schedule 1 (Completion Arrangements) so far as they relate to the Seller.

      4.4 If the obligations of the Seller under Schedule 1 (Completion Arrangements) are not complied with on the Completion Date, the Purchaser may:-

            (A) defer Completion (so that the provisions of this clause shall apply to Completion as so deferred); or

            (B) proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

            (C)   treat this Agreement as terminated for breach of a condition.

      4.5 Delivery of a share certificate in respect of the Consideration Shares in accordance with Schedule 1 paragraph 6 (Completion Arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and Purchase).

      5.    Seller's Warranties and Covenants

      5.1 The Seller warrants to the Purchaser that each of the Warranties is accurate in all material respects and not misleading in any material respect at the date of this Agreement and that if for any reason there is any interval of time between the date of this Agreement and Completion, the Warranties will be repeated on the Completion Date.

      5.2 If the Warranties are repeated at Completion as referred to in clause, the Seller shall use its best endeavours to procure that no act shall be performed or omission allowed either by it in such interval which would result in any of the Warranties being materially breached or misleading in any material respect at any time up to and including the time of Completion.

      5.3 The Seller accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.

      5.4 The Seller undertakes to disclose in writing to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties immediately it comes to its notice both before and after Completion.

      5.5 The Seller undertakes (if any claim is made against it in connection with the sale of the Shares to the Purchaser) not to make any claim against the Company or any director or employee of the Company or any other employees of the Seller's Group who are to be seconded to or employed by the Company on whom any of them may have relied before agreeing to any terms of this Agreement or of the Tax Covenant or authorising any statement in the Disclosure Letter.

      5.6 Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

      5.7 If in respect of or in connection with any breach of any of the Warranties or any facts or matters warranted not being true and being misleading any amount payable to the Purchaser by the Seller is subject to Taxation, such payable amounts shall be paid to the Purchaser by the Seller so as to ensure that the net amount received by the Purchaser is equal to the full amount payable to the Purchaser under this Agreement provided that if the benefit of this Agreement has been assigned by the Purchaser, the Seller shall not be obliged to pay any amount in excess of that which would have been payable had the benefit of this Agreement not been so assigned.

      5.8 The Seller undertakes to indemnify the Purchaser against all costs (including legal costs on an indemnity basis as defined in Order 62 of the Rules of the Supreme Court), expenses or other liabilities which the Purchaser may reasonably incur either before or after the commencement of any action in connection with:-

            (A) the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

            (B) any legal proceedings in which the Purchaser claims that any of the Warranties are untrue or misleading or have been breached and in which judgment is given for the Purchaser; or

            (C)   the enforcement of any such settlement or judgment.

      6.    Purchaser's Remedies and Seller's Limitations on Liability

      6.1 Subject to sub-clause 6.2 and to the limitations set out in Schedule 3 (Sellers Limitations on Liability), the Purchaser shall be entitled to claim both before and after Completion that any of the Warranties has or had been breached or is or was misleading and, without limitation, to claim under any covenant even if the Purchaser could have discovered on or before Completion that the Warranty in question had been breached or was misleading. Completion shall not in any way constitute a waiver of any of the Purchaser's rights.

      6.2 The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached or renders any misleading if it has been fairly disclosed to the Purchaser in the Disclosure Letter in the absence of any fraud or dishonesty on the part of the Seller or their agents or advisers.

      6.3 No liability shall attach to the Seller in respect of claims under the Warranties or the Tax Covenant if and to the extent that the limitations referred to in clause 6.1 and set out in Schedule 3 (Sellers Limitations on Liability) apply, in the absence of any fraud or dishonesty on the part of any of the Seller or their agents or advisers.

      6.4 If, following Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 5 (Sellers Warranties and Covenants) or not) that there has been any material breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to treat this Agreement as terminated but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.

      6.5 If the Seller defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the Seller shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of one per cent. above the base rate from time to time of Lloyds Bank PLC. Such interest shall accrue from day to day and shall be compounded annually.

      6.6 The Seller undertakes to indemnify the Purchaser against all costs, expenses or other liabilities which the Purchaser may reasonably incur either before or after the commencement of any action in connection with the Warranties in accordance with clause 55.8 (Sellers Warranties and Covenants).

      6.7 Except as stated expressly in this clause, this clause and Schedule 3 (Sellers Limitations on Liability) shall not limit any other clause of this Agreement.

      7.    Indemnities

      7.1 The Seller agrees to indemnify and keep indemnified the Purchaser, for itself and as trustee for the Company, from and against all claims, losses, costs or other liabilities which the Purchaser or the Company may suffer or incur by reason of:-

            (A)   any legal obligation to any affected person; or

            (B) any requirement of a regulatory body (whether or not having the force of law) in relation to an affected person or to that regulatory body.

      7.2 For the purposes of this clause, "affected person" means any person who directly or indirectly (whether by family relationship or otherwise) is entitled to receive any form of compensation ("Compensation") from the Company as a result of the Company (or its employees or agents) having advised any person prior to Completion either:-

            (A) to transfer benefits accrued in and/or to direct future contributions to an occupational pension scheme (as defined in section 1 of the Pensions Schemes Act 1993) (an "Occupational Pension Scheme") either to a retirement annuity or to a personal pension scheme, approved under Chapter III and IV respectively of Part XIV of the Taxes Act 1988; or

            (B) to cease to accrue, or never to accrue, benefits in an Occupational Pension Scheme and instead to accrue benefits pursuant to a retirement annuity or a personal pension scheme so approved.

      7.3   The liabilities to which this clause applies shall include:-

            (A)   any Compensation to which any affected person is entitled;

            (B) all costs and expenses of, and arising out of, any investigation into the affairs of those persons who may be affected persons, and the reinstatement of the accrued benefits of any affected person into an Occupational Pension Scheme, or any other rectification made to the accrued benefits of any affected person, including, without limitation, costs and expenses incurred by any member of the Purchaser's Group;

            (C) any administrative costs charged in respect of affected persons by any Occupational Pension Scheme;

            (D) all costs and expenses of, and arising out of, any independent assessment of, or enquiry into, the circumstances of any affected person which any regulatory body may require to be carried out; and

            (E) any fines or penalties or other amounts levied by any regulatory body which relate in any way to any one or more affected persons or to affected persons as a class.

      7.4 If at any time after Completion any allowance, provision or reserve made by the Company in the Accounts or otherwise taken account of or reflected therein in respect of any claims, losses, costs or other liabilities that would be recoverable by the Company from the Seller pursuant to this clause is found to be in excess of the matter for which such allowance, provision or reserve was made, the amount of such excess shall be paid to the Seller.

      8.    Provision of Business Information

      8.1 During the period of six years after Completion and without prejudice to any of the Warranties:-

            (A) if any Business Information Required for the Business of the Company is not in the possession of the Purchaser or readily discoverable by the Purchaser but is in the possession or under the control of or available to the Seller, the Seller shall, so far as it is legally able, procure that such Business Information is provided to the Purchaser promptly on request; and

            (B) if any Books or Records of any Seller contain Business Information which should be provided to the Purchaser, the Seller shall procure that copies of such Books or Records are given to the Purchaser promptly on request.

      8.2 For the purposes of this clause and this Agreement generally, "Required for the Business" means any Intellectual Property or Business Information of the Company which is or has in the last six years been used in the business of the Company or will be needed by the Company to carry on the business of the Company in the same manner as it is presently carried on or to fulfil any of the present contracts or projects of the Company in relation to the business of the Company or to comply with any law applicable in relation to the business of the Company or if it is vested in any of the Seller and its retention by the Seller after Completion of this Agreement would be damaging or detrimental to the business of the Company.

      9.    Pensions

            Each of the parties shall comply with the requirements pertaining to that party set out in Schedule 7 (Pensions).

      10.   Access

            As from the date of this Agreement, the Purchaser and any persons authorised by it, upon reasonable notice will be given full access to the premises and all the Books and Records and title deeds of the Company and the directors and employees of the Company and the Company will be instructed to give promptly all information and explanations to the Purchaser or any such persons as they may request.

      11.   Effect of Completion

            Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

      12.   Remedies and Waivers

      12.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:-

            (A)   impair such right, power or remedy; or

            (B)   operate as a waiver thereof.

      12.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

      12.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

      13.   Assignment

      13.1 The rights or benefits of or under this Agreement and any agreements referred to in clause ( ), including without limitation the Warranties, may be assigned (together with any cause of action arising in connection with any of them) by the Purchaser to a wholly-owned subsidiary of the Purchaser.

      13.2  Obligations under this Agreement shall not be assignable.

      14.   Further Assurance

            The Seller shall from time to time at its own cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

      15.   Entire Agreement

      15.1 For the purpose of this clause, "Pre-contractual Statement" means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the Share Purchase Documents or any of them (as defined in sub-clause) made or given by a party to any of the Share Purchase Documents or any other person at any time prior to execution of the Share Purchase Documents.

      15.2 This Agreement, the Tax Covenant, the Disclosure Letter referred to in clause 6 (Purchasers Remedies and Sellers Limitations on Liability) and any other documents referred to in this Agreement (the "Share Purchase Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

      15.3 Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any prior Pre-contractual Statement relating thereto.

      15.4 Each party acknowledges that in entering into the Share Purchase Documents or any of them on the terms set out therein, it is not relying upon any Pre-contractual Statement which is not expressly set out therein.

      15.5 None of the parties shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud).

      15.6 This Agreement may only be varied in writing signed by each of the parties.

      16.   Notices

      16.1 Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause).

      16.2 Any such notice or other communication shall be addressed as provided in sub-clause and, if so addressed, shall be deemed to have been duly given or made as follows:-

            (A) if sent by personal delivery, upon delivery at the address of the relevant party;

            (B) if sent by first class post, two Business Days after the date of posting; and

            (C)   if sent by facsimile, when despatched;

            PROVIDED that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

      16.3 The relevant addressee, address, telex number and facsimile number of each party for the purposes of this Agreement, subject to subclause, are:-

                  Name of party           Address                 Facsimile No.
                  -------------           -------                 -------------

                  the Seller              Abbey House             0171 612 4442
                  F.A.O. Ian Christie     Baker Street
                  Company Secretary       London  NW1 6XL

                  the Purchaser
                  F.A.O. Tracy Warren     Ten Trinity Square
                  Company Secretary       London  EC3P 3AX        0171 481 7003

      16.4 A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause PROVIDED that such notification shall only be effective on:-

            (A) the date specified in the notification as the date on which the change is to take place; or

            (B) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

      17.   Announcements

      17.1 Subject to clause, no announcement concerning the sale of the Shares or any ancillary matter shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

      17.2 Either party may make an announcement concerning the sale of the Shares or any ancillary matter if required by:-

            (A)   the law of any relevant jurisdiction; or

            (B) any securities exchange or regulatory or governmental body to which either party is subject, wherever situated, including (without limitation) the London Stock Exchange, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the party before making such announcement.

      17.3 The restrictions contained in this clause shall continue to apply after Completion without limit in time.

      18.   Confidentiality

      18.1 Subject to clause, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:-

            (A)   the provisions of this Agreement;

            (B)   the negotiations relating to this Agreement;

            (C)   the subject matter of this Agreement; or

            (D)   the other party.

      18.2 Either party may disclose information which would otherwise be confidential if and to the extent:-

            (A)   required by the law of any relevant jurisdiction;

            (B) required by any securities exchange or regulatory or governmental body or taxation authority to which either party is subject wherever situated, including (without limitation) the London Stock Exchange, whether or not the requirement for information has the force of law;

            (C) required to vest the full benefit of this Agreement in either party;

            (D) disclosed to the professional advisers, auditors and bankers of each party;

            (E) the information has come into the public domain through no fault of that party; or

            (F) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

            PROVIDED that any such information disclosed pursuant to paragraph paragraph ((A)), or ((B)) shall be disclosed only after consultation with the other party.

      18.3 The restrictions contained in this clause shall continue to apply after Completion of the sale and purchase of the Shares under this Agreement without limit in time.

      19.   Costs and Expenses

      19.1 Except as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it and the Seller confirms that no expense of whatever nature relating to the sale of the Shares has been or is to be borne by the Company.

      20.   Counterparts

      20.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

      20.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

      21.   Time of Essence

            Except as otherwise expressly provided, time is of the essence of this Agreement.

      22.   Choice of Governing Law

            This Agreement shall be governed by and construed in accordance with English law.

                                   Schedule 1
                             Completion Arrangements

At Completion:-

1.    the Seller shall deliver to the Purchaser:-

      (A) duly executed transfers in respect of the Shares in favour of the Purchaser and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of any Seller or nominee;

      (B) such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the shares; and

      (C)   powers of attorney in agreed terms;

2. the Seller shall execute and deliver to the Purchaser a Tax Covenant in the form referred to in Schedule 4 (Tax Covenant) and shall procure that there is executed by Abbey National plc and delivered to the Purchaser the Services Agreement and the IP Licence Agreement;

3. the Seller shall deliver to the Purchaser such of the following as the Purchaser may require:-

      (A) the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company;

      (B) a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and the Tax Covenant (such copy minutes being certified as correct by the secretary of the Seller).

4. the Seller shall procure the present directors of the Company (other than Jeremy Budden, Brian Carter and Charles Toner) to resign their offices as such and to relinquish any rights which they may have under any contract of employment with the Company or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph;

5. the Seller shall procure a board meeting of the Company to be held at which:-

      (A) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser be registered as the holder of the Shares concerned in the register of members; and

      (B) the resignations of the directors referred to in paragraph 4 above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the Company an acknowledgement executed as a deed that he has no claim against the Company for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which the Company has or could have any obligation to him;

      The Seller shall procure that minutes of the duly held board meeting, certified as correct by the secretary of the Company, and the resignations and acknowledgements referred to, are delivered to the Purchaser.

6.    the Purchaser shall:

      (A) deliver to the Seller a share certificate in respect of the Consideration Shares; and

      (B) deliver to the Seller a copy, certified as correct by the secretary of the Purchaser, of minutes of a duly held board meeting allotting the Consideration Shares to the Seller.

                                   Schedule 2
                                   Warranties

1.    Ownership of the Shares

      The Seller is the sole beneficial owner of the Shares.

2.    Group Arrangements and Interests

2.1 No indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company and the Seller or any member of the Seller's Group or any person a director of or connected with any Seller or with the such member.

2.2 No member of the Seller's Group is engaged in any business which competes with the business carried on at the date of this Agreement by the Company or the other IFA Company.

3.    Group Structure, etc.

3.1 The Shares comprise the whole of the issued and allotted share capital of the Company and all of them are fully paid up.

3.2 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of the Company.

3.3 The Company has no Subsidiaries at the date of this Agreement nor any interest in the share capital of any other body corporate or undertaking.

3.4 The Company does not act or carry on business in partnership with any other person nor is it a member of any corporate or unincorporated body, undertaking or association.

3.5 The Company does not have any branch, agency, place of business or permanent establishment outside the United Kingdom.

4.    Options, Mortgages and Other Encumbrances

4.1 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

4.2 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

5.    Accuracy and Adequacy of Information

5.1 The information given in is true and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason.

5.2 The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

6.    Accounts

6.1   The Accounts:-

      (A) were prepared in accordance with accountancy practices generally accepted in the United Kingdom at the time they were audited and commonly adopted by companies carrying on businesses similar to those carried on by the Company;

      (B) are complete and accurate in all material respects and in particular include full provision for bad and doubtful debts and for Taxation on profits (whether of an income or capital nature) relating to any period ending on or before the Accounts Date;

      (C) show a true and fair view of the state of affairs of the Company at the Accounts Date; and

      (D) except as the Accounts expressly disclose, are not affected by any unusual or non-recurring items.

6.2 At the Accounts Date, the Company had no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in the Accounts.

6.3 If a balance sheet of the Company (if relevant, on a consolidated basis) were drawn up as at the date of this Agreement in the manner in which and on the basis upon which the Accounts were prepared, the net asset position of the Company disclosed thereby would be not less than (pound)1.72 million.

6.4 The accounting records of the Company have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made for at least six years prior to the Accounts Date or since), are up-to-date and contain complete and accurate details of the business activities of the Company and of all matters required by the Companies Acts to be entered in them.

7.    Events Since the Accounts Date

7.1   Since the Accounts Date:-

      (A) the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past and no unusual or onerous contract differing from the routine contracts necessitated by the nature of its trade has been entered into by the Company;

      (B) no asset of a value in excess of (pound)10,000 has been acquired or disposed of on capital account or has been agreed to be acquired or disposed of and no contract involving expenditure by it on capital account has been entered into by the Company;

      (C) no debts or other receivables and no material plant, machinery or equipment of the Company have been factored or sold or agreed to be sold;

      (D) no resolution of the Company in general meeting has been passed (other than resolutions relating to the routine business of annual general meetings);

      (E) no change in the accounting reference period of the Company has been made; and

      (F) there has been no material adverse change in the financial position or profits of the Company.

7.2 No indication has been received that any debt now owing to the Company is bad or doubtful save to the extent that provision has been made in the Company's books therefor.

8.    Work in Progress

8.1 All work in progress represented in the Accounts has been valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be anticipated.

9.    Contracts and Commitments

9.1 The Company is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

9.2 The Company is not a party to or has any liability (present or future) under any guarantee or indemnity or letter of credit or any leasing, hiring, hire purchase, credit sale or conditional sale agreement or has entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

9.3 The Company is not a party to any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

9.4 The Company is not aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which it is a party or of any allegation of such a thing.

9.5 The Company is not a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other in any business.

9.6 The Company is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment (as defined in section 1(1) of the Financial Services Act 1986) with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any person, or to subscribe, convert, acquire, dispose of or underwrite any investment.

9.7 The Company is not a party to any contract which falls within any of the cases specified below:-

      (A) the contract is of a value which has material consequences in terms of expenditure or revenue expectations or it relates to matters not within the ordinary business of the Company or it constitutes a commercial transaction or arrangement deviant from the usual pattern for the Company; or

      (B) the contract can be terminated in the event of any change in the underlying ownership or control of the Company or would be materially affected by such change;

and for this purpose "contract" includes any understanding, arrangement or commitment however described.

10.   Insider Contracts

      There is not, and there has not at any time during the last six years been, any contract or arrangement to which the Company is, or was, a party and in which the Seller, or any member of the Seller's Group or any person beneficially interested in any part of the share capital of the Company, or any director of the Company or any person connected with any such director is, or has been, interested, either directly or indirectly, and the Company is not a party to, nor have its profits or financial position during that period been affected by, any contract or arrangement which was not of an entirely arm's length nature; in particular, without limitation, the Company has not transferred any assets to another such member except at market value.

11.   Licences

      All licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by the Company have been obtained, are not limited in duration or subject to onerous conditions and are in full force and effect and all reports, returns and information required by law or as a condition of any licence, consent, permit or approval to be made or given to any person or authority in connection with the business of the Company have been made or given to the appropriate person or authority and there is no circumstance which indicates that any licence, consent, permission or approval is likely to be revoked or which may confer a right of revocation.

12.   Financial Facilities

12.1 Full details of all overdraft, loan and other financial facilities available to the Company and the amounts outstanding under them are set out in the Disclosure Letter and neither Seller nor the Company has done anything whereby the continuance of any of those facilities might be affected or prejudiced.

12.2 Except for the borrowings referred to in paragraph 21.1 and for any loan capital referred to in Schedule 5 (Basic Information about the Company) the Company does not have outstanding any loan capital nor has it incurred or agreed to incur any borrowing which it has not repaid or satisfied, or has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future (other than debts due to it in respect of the provision of services in the normal course of trading) or is a party to or has any obligation under:-

      (A) any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

      (B) any other arrangement the purpose of which is to raise money or provide finance or credit.

12.3 To the best of the knowledge, information and belief of the Seller, no event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

12.4 The Company has not borrowed any amount, from whatever source, after the Accounts Date.

13.   Insolvency

13.1 No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

13.2 No administration order has been made and no petition for such an order has been presented in respect of the Company.

13.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

13.4 The Company is not insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

13.5 No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Company.

13.6  No unsatisfied judgment is outstanding against the Company.

13.7 No guarantee, loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

14.   Product Liability

      The Company has not provided any product or service which does not in any material respect comply with all applicable laws, regulations or standards or which is or not in accordance with any representation or warranty, express or implied, given in respect of it.

15.   Litigation

      The Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against the Company is pending, threatened or expected and so far as the Seller is aware, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

16.   Delinquent and Wrongful Acts

16.1 The Company has not committed or is liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against the Company.

16.2 The Company has not received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company and the Seller is not aware of any circumstances which would give rise to such investigation or inquiry.

17.   Ownership and Condition of Assets

17.1 All assets used by the Company in the course of its business or which are necessary or desirable for the continuation of that business as it is now carried on are both legally and beneficially owned by a member of the Group free from any third party rights and all such assets are included in the Accounts.

17.2 Each of the assets included in the Accounts or acquired by the Company since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the Company free from any third party rights, and each of those assets capable of possession is in the possession of the Company.

17.3 All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by the Company in connection with its business are in good repair and condition, regularly maintained and fully serviceable and capable of being efficiently and properly used in connection with the business of the Company and none is dangerous, inefficient, obsolete or in need of renewal or replacement.

18.   Intellectual Property

18.1 Details of all rights in any Intellectual Property (other than copyright and unregistered designs) owned by the Company are set out in Part A of
      Schedule 6 (Intellectual Property).

18.2 Details of all material licences granted to or by the Company in respect of any Intellectual Property are set out in Part B of Schedule 6 (Intellectual Property).

18.3 All rights in all Intellectual Property and Confidential Business Information owned or otherwise Required for the Business of the Company are vested in or validly granted to the Company and are not subject to any limit as to time which is due to expire within 12 months of the date of this Agreement or any other limitation, right of termination (including, without limitation, on any change in the underlying ownership or control of the Company) or restriction which will become exerciseable or applicable to the Company as a result of this Agreement and all renewal fees and steps reasonably required for their maintenance or protection have been paid and taken.

18.4 Except as listed in Part B of Schedule 6 (Intellectual Property), the Company has not granted nor is it obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property owned or otherwise Required for the Business of the Company or has disclosed or is obliged to disclose any Confidential Business Information Required for the Business of the Company to any person, other than its employees for the purpose of carrying on its business.

18.5 To the best of the knowledge, information and belief of the Seller, the Company is not in breach of any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property owned or otherwise Required for the Business of the Company or of any agreement under which any Business Information was or is to be made available to it.

18.6 To the best of the knowledge, information and belief of the Seller, the processes and methods employed, the services provided and the businesses conducted by the Company within the last six years do not, and/or at the time of being employed, provided or conducted did not, infringe the rights of any other person in any Intellectual Property or

      Business Information.

18.7 To the best of the knowledge, information and belief of the Seller, there is no, nor has there been at any time during the past six years any, unauthorised use or infringement by any person of any of the Intellectual Property or Confidential Business Information owned or otherwise Required for the Business of the Company.

18.8 To the best of the knowledge, information and belief of the Seller, the Company has, if required to do so under the Data Protection Act 1984, duly registered as a data user and has complied with the Data Protection Principles as set out in that Act.

19.   Computers

19.1 Details of the Systems and all agreements or arrangements relating to the maintenance and support (including escrow agreements relating to the deposit of source codes), security, disaster recovery management and utilisation (including facilities management and computer bureau services agreements) of the Systems have been disclosed.

19.2 All Systems are either owned by or validly leased or licensed to the Company.

20.   Competition and Trade Regulation Law

20.1 The Company is not nor has it been a party to nor is it or has it been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which:-

      (A)   has been or is required to be registered under RTPA 1976;

      (B) contravenes the provisions of any secondary legislation adopted under the Fair Trading Act 1973;

      (C) infringes Article 85 or 86 of the Treaty establishing the European Economic Community or any other anti-trust or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect; or

      (D) is registrable, unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar legislation in any jurisdiction in which the Company has assets or carries on or intends to carry on business or where its activities may have an effect.

20.2  (A)   The Company is not nor has it been a party to nor is it or has it been concerned in any agreement or arrangement in respect of which any undertaking has been given by or any order made against the Company pursuant to RTPA 1976.

      (B) The Company has not given an undertaking to, nor is it subject to any order of or investigation by, nor has it received any request for information from, any court or governmental authority (including, without limitation, any national competition authority and the Commission of the European Economic Community) under any anti-trust or similar legislation.

      (C) The Company is not nor has it been a party to nor is it or has it been concerned in any agreement or arrangement in respect of which an application for negative clearance and/or exemption has been made to the Commission of the European Community.

21.   Insurances

21.1 Full details of the insurance policies in respect of which the Company has an interest have been disclosed in writing to the Purchaser, all such policies are in full force and effect and are not void or voidable, no claims are outstanding by the Company and, to the best of the knowledge, information and belief of the Seller, no event has occurred which might give rise to any claim.

22.   Employment

22.1 A list of the names, jobs and short details of the terms of employment of every employee of the Company are set out in the Disclosure Letter.

22.2 Particulars of the terms of all consultancy agreements with the Company are contained in the Disclosure Letter.

22.3 Details of any material benefit received by any employee otherwise than in cash, and of any benefit received by any employee in cash which is related to sales, profits or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

22.4 Any contract of employment with any employee to which the Company is a party can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract which is specified in section 86 of the Employment Rights Act 1996.

22.5 No senior employee of the Company has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any such employee or former employee of the Company is in arrear and unpaid.

22.6 Since the Accounts Date, no material change has been made in the emoluments or other terms of engagement of any employee and no such change, and no negotiation or request for such a change, is due or expected within six months from the date of this Agreement.

22.7 There is no dispute between the Company and any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which the Company is a party.

22.8 Except in the normal course of business, the Company has outstanding no undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by the Company.


22.9 The Company has at all relevant times complied in all material respects with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

22.10 No person working for the Company is an employee of the Seller's Group.

23.   Fiduciary Arrangements

23.1 Where the Company has acted as trustee or fiduciary it has done so in a proper manner and in accordance with its obligations to its customers and the instructions of its customers. No right of set-off or contribution can be exercised by any person with whom assets (including money) held by the Company as trustee or fiduciary have been deposited, against such assets.

23.2 To the extent that the Company is required by the Pensions Act 1995 to have in place formal notices of appointment of its professional advisers, it has such notices in place and all such notices are in full force and effect.

24.   Asset Management and Safe Custody

      Where the Company has conducted asset management and safe custody business, it has conducted such business in a proper manner and in accordance with the terms of its standard form of asset management and safe custody agreements, copies of which are annexed to the Disclosure Letter. All assets (including securities) deposited with the Company as part of its asset management and safe custody business are in its possession or under its legal control and the Company has not encumbered or agreed to encumber or dispose of any such assets except in accordance with instructions from its customers.

25.   Valuation of Managed Securities

      The valuation of securities held by the Company and the valuation of its portfolio managed for and on the account of its customers has been made in accordance with English law and accounting practices generally accepted in the United Kingdom at the time when such valuation is carried out.

26.   Regulation

26.1 The internal procedures of the Company are in accordance with the requirements of the Money Laundering Regulations 1993 and its business has been conducted in accordance with those internal procedures and in accordance with the Money Laundering Regulations 1993.

26.2 The Company has received no notification or indication that it is in breach of the Money Laundering Regulations 1993 and, so far as the Seller is aware, there is no fact or circumstances which may give rise to such breach.

26.3 The Company has, if required to do so under the Consumer Credit Act 1974, obtained a licence covering the appropriate categories of credit business and has complied with the provisions under such Act and other statutory obligations relevant to its business.

26.4 The Company has at all times complied in all material respects with the Financial Services Act 1986 (the "FSA") and all applicable rules and regulations made thereunder and the Company does not engage or permits others to engage nor has it, at any time since the coming into force of the FSA, engaged or permitted others to engage in activities the carrying out of which constitutes carrying out investment business in the United Kingdom without itself or any relevant third party being authorised or exempt under the FSA in respect thereof.

26.5 Full details of all authorisations to carry on investment business in the United Kingdom (including details of memberships of self-regulatory organisations ("SROs") as defined in the FSA) for which application has been made (whether or not the application is pending or was withdrawn, refused or granted) by or on behalf of the Company have been supplied in writing to the Purchaser, including, where applicable, full details of the scope of the Company's permitted business.

26.6 The Company has at all times complied with all rules and other requirements of the relevant SRO and/or the Securities Investment Board ("SIB") and there are no circumstances which, if known to the relevant SRO or to SIB, might prejudice its membership or authorisation.

26.7 No special conditions or limitations have been imposed by any relevant SRO or SIB in respect of the conduct of investment business by the Company, no waiver of any requirements has been sought by or granted to the Company and the Company has not engaged in any acts or practices or suffered to exist any state of affairs (i) which has led to a request (whether or not the request is pending or was subsequently withdrawn or refused) by the relevant SRO or SIB to alter or amend the manner in which investment business is or was being carried on or (ii) which has led to the imposition of specific conditions in respect of the conduct of investment business or (iii) which could if known to any relevant SRO or SIB lead to such a request or to the imposition of such conditions or otherwise adversely affect the Company's membership of an SRO or authorisation by SIB.

26.8 Copies of each annual review of the arrangements for compliance with the conduct of business rules of each relevant SRO and SIB undertaken by or on behalf of the Company and of each periodic inspection carried out by any SRO and SIB have been supplied to the Purchaser together with copies of all correspondence between the Company and the relevant SRO or SIB.

26.9 Any action requested any of the relevant SROs or SIB has been taken within any time limit specified and any request for action or activities to be discontinued has been complied with in a timely manner.

26.10 All complaints made to the Company in relation to investment business have been dealt with in accordance with the rules of the relevant SRO and SIB and none of such complaints remain outstanding. Copies of all such complaints have been supplied to the Purchaser including copies of all records relating thereto required to be kept by the rules of the relevant SRO or SIB. There are no investigations, disciplinary proceedings or other circumstances likely to lead to any complaint or claim or legal action, proceedings or arbitration or prosecution by the relevant SRO or SIB or any other person.

26.11 The Company has all applicable up to date compliance manuals and is in compliance therewith.

26.12 Full details of all arrangements, whether or not legally binding, between the Company and any entity or person who is not an employee but which or who represents the Company or promotes contracts to which the Company is to be a party have been disclosed in the Disclosure Letter together with the name and address of each such entity or person.

26.13 All papers, documents and accounts have been supplied to the relevant SRO in accordance with its rules, including (without limitation) financial statements as at the Accounts Date and annual statements together with auditors' reports in respect of all relevant periods thereafter.

26.14 The Company is in compliance with the Financial Services (Client Money) Regulations 1987 as amended.

26.15 To the extent that the Company is required by the rules of the relevant SRO to be registered, it is so registered and notification has been given to the relevant SRO of any information that is required to be given in relation to registration.

26.16 There are no moneys owing to any SRO in respect of registration fees of the Company.

26.17 There is no investment business carried on in the United Kingdom in respect of which the Company is exempt; the Company is not nor has it ever been an appointed representative of another entity pursuant to section 44 of the FSA; nor is it included in the list of institutions maintained by the Bank of England pursuant to section 43 of the FSA. No application for exempt status pursuant to section 43 of the FSA has been made and withdrawn or refused or is still pending.

26.18 To the best of the knowledge, information and belief of the Seller, no employee or other person who represents or promotes the products of the Company in connection with investment business has been disqualified under section 59 of the FSA and none is or has ever been a party to any disqualification proceedings.

26.19 The Company has not entered into any investment agreement in circumstances which may result in such agreement being or becoming unenforceable or cancellable at the option or application of the other party to the agreement or of any other party.

26.20 There are no penalties, fines or other disciplinary actions which may be taken against the

      Company as a result of incomplete, erroneous or misleading returns made to the Occupational Pensions Board.

27.   The Accounts and Tax

27.1 The Company has no liability in respect of Taxation (whether actual or contingent) that is not fully provided for in the Accounts and, in particular, has no outstanding liability for:-

      (A) Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

      (B) for purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in full in the Accounts.

27.2 The amount of the provision for deferred Taxation in respect of the Company contained in the Accounts was, at the Accounts Date, adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company and, in particular, was in accordance with SSAP 15 (or any replacement of it instituted by the Accounting Standard Board).

27.3 If all facts and circumstances which are now known to the Company or the Seller had been known at the time the Accounts were drawn up, the provision for deferred Taxation that would be contained in the Accounts would be no greater than the provision which is so contained.

28.   Tax Events Since the Accounts Date

      Since the Accounts Date:-

      (A) the Company has not declared, made or paid any distribution within the meaning of ICTA 1988;

      (B)   the accounting period of the Company has not ended;

      (C) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

      (D) no event has occurred which will give rise to a tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

      (E) no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

      (F) the Company has not made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company;

      (G) the Company has not been a party to any transaction for which any tax clearance provided for by statute has been or could have been obtained;

      (H) the Company has not paid or become liable to pay any interest or penalty in connection with any tax, has otherwise paid any tax after its due date for payment or owes any tax the due date for payment of which has passed or will arise in the 30 days after the date of this Agreement.

29.   Tax Returns, Disputes, Records and Claims, etc.

29.1 The Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and the Customs and Excise in each case within the requisite period.

29.2 There is no dispute or disagreement outstanding at the date of this Agreement with any revenue authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from the Company or regarding the availability of any relief from tax or duty to the Company and there are no circumstances which make it likely that any such dispute or disagreement will commence.

26.3 The Company has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by the Company or acquired by it since that date but before Completion.

26.4 The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Accounts.

29.5 The amount of tax chargeable on the Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue authority, including (but without limitation) the Inland Revenue or the Customs and Excise.

29.6 The Company has not received any notice from any revenue authority, including the Inland Revenue, which required or will or may require it to withhold tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

30.   Stamp Duty and Stamp Duty Reserve Tax

30.1 All documents which are required to be stamped and which are in the possession of the Company or by virtue of which the Company has any right have been duly stamped.

30.2 Since the last Accounting Date, the Company has not incurred any liability to stamp duty reserve tax.

31.   Value Added Tax

31.1 The Company is registered for the purposes of value added tax and has been so registered at all times that it has been required to be registered by the relevant legislation and has, throughout the six years ending on the Completion Date, been treated for the purposes of section 43 VATA 1994 as a member of the VAT Group.

31.2 The Company will cease to be a member of the VAT Group on the Completion Date.

31.3 The Representative Member has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for the purposes of VATA 1994 and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs & Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

31.4 The Representative Member has not, since the date 12 months before the Accounts Date, been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994.

31.5 Within the six years ending on the Accounts Date, the Company has not been registered for the purposes of VATA 1994 otherwise than as part of the VAT Group referred to in 31.1 above and it has not, within that six-year period, been a member of any other group for the purposes of VATA 1994.

31.6  Full details of any claim made by the Company for bad debt relief under section 36 VATA 1994 have been disclosed in writing to the Purchaser.

31.7 The Company has not made an election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 VATA 1994.

31.8 The Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV Value Added Tax Regulations 1995 (the capital goods scheme) apply and in particular:-

      (A) the identity (including, in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

      (B) the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

31.9 No agreement or arrangements have been made or are in place under which the Company is or could become liable (except as provided for in the Accounts) to make any payment to the Representative Member (or any other past or present member of the VAT Group) in respect of some or all of the Representative Member's liability to account to H.M. Customs & Excise for VAT.

31.10 The Company has not, at any time within the last six years, acted as agent of any person not resident in the United Kingdom for the purposes of section 47 VATA 1994 or been appointed as a VAT representative of any person for the purposes of section 48 VATA 1994.

32.   Duties, etc.

      All value added tax, import duty and other taxes or charges payable to H.M. Customs and Excise upon the importation of goods and all excise duties payable to H.M. Customs and Excise in respect of any assets (including trading stock) imported, owned or used by the

      Company have been paid in full.

33.   Tax on Disposal of Assets

      On a disposal of all its assets by the Company for:-

      (A) in the case of each asset owned by it at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; or

      (B) in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition then either:-

            (i) in respect of any asset falling within ((A)) above, the liability to tax (if any) which would be incurred by it in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Accounts; or

            (ii) in respect of any asset within ((B)) above, no tax liability would be incurred by it in respect of that asset.

34.   Replacement of Business Assets

      Full particulars of each claim under section 115, 116 or 117 CGTA 1979 or under sections 152, 153, 154 or 175 TCGA 1992 made prior to the date of this Agreement applies and which affects any asset which was owned by the Company on or after the Accounts Date have (except where the held over gain is treated as having accrued prior to the Accounts Date) been disclosed in writing to the Purchaser.

35.   Distributions

35.1 Since 6 April 1965, the Company has not made any repayment of share capital to which section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988.

35.2 No part of the amount payable on redemption of any share capital or security at par will be a distribution, as defined in ICTA 1988.

36.   Rebasing

      The Company has not made a disposal to which Section 35 TCGA applies.

37.   Close Company

37.1 The Company is not nor has it ever been a close company as defined in ICTA 1988.

37.2 The Company has no loan outstanding to which the provisions of section 419 ICTA 1988 would apply (loans to participators etc.).

37.3 The Company is a close investment-holding company as defined in section 13A ICTA 1988.

38.   Non-Deductible Revenue Outgoings

      The Company is not under any obligation to make any future payment which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income or as a non-trading debit under Chapter II Part IV Finance Act 1996, by reason of any statutory provision, other than section 74(1)(f) ICTA 1988 (capital).

39.   Deductions and Withholdings

      The Company has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

40.   Intra-Group Transactions

      The Company has not, at any time within the six year period prior to the Accounts Date, acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as the Company for the purposes of any tax.

41.   Residence

      The United Kingdom is the only country whose tax authorities seek to charge tax on the world-wide profits or gains of the Company and the Company has never paid tax on income profits or gains to any tax authority in any other country.

42.   Group Arrangements

42.1  The Company has not made any surrender of or claim for (i) group relief or
      (ii) any amount of surplus advance corporation tax or (iii) a refund of tax within section 102 Finance Act 1989 which involves any other company which was not a Subsidiary.

42.2 The Company has not received any payment in respect of a surrender of group relief or of surplus advance corporation tax or of a tax refund which could, in any circumstances, be due to be repaid to any other company which was not a Subsidiary.

43.   Demerger

      The Company has not been concerned in an exempt distribution (as defined in section 214(4) ICTA 1988).

44.   Non-Arm's Length Transactions

      The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.

                                   Schedule 3
                       Seller's Limitations on Liability

A.    Agreements to Which This Schedule is Applicable

      Notwithstanding anything in this Agreement to the contrary, the provisions of this schedule shall operate to limit, to the extent specified but not otherwise, the liability of the Seller both in respect of any claim by the Purchaser for any breach of or inaccuracy in the Warranties, under the Tax Covenant or in respect of any other undertakings (an "Undertaking") given by or on behalf of the Seller in or pursuant to this Agreement.

B.    Limitations on Liability Under Warranties, Undertakings and the Tax
      Covenant

1.    Limitation on Amount

1.1 The Purchaser shall not be entitled in any event to damages in respect of any claim or claims under any of the Warranties or under the Tax Covenant unless and until:-

      (A) the aggregate amount of all such substantiated claims exceeds (pound)100,000; and

      (B) the amount of any individual substantiated claim shall exceed (pound)10,000 where "substantiated" means a claim for which the Seller may be liable after taking into account the provisions of paragraph 1.1((B)) and which is admitted or proved in a court of competent jurisdiction,

      PROVIDED that the total aggregate liability of the Seller for breach of the Warranties or under the Tax Covenant shall not in any event exceed (pound)7,000,000. There shall be no limit on the liability of the Seller under the Undertakings including, without limitation, the Undertaking set out in clause of this Agreement.

1.2   For the purpose of sub-paragraph 1.1((B)):

      (A) where a claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a claim for breach of any of the Warranties or under the Tax Covenant, such claim shall be treated as a separate claim in respect of each such event, circumstance, act or omission.

      (B) all claims arising out of or relating to the same or similar events or circumstances shall be treated as a single claim.

2.    Time Limits for Bringing Claims

      No claim shall be brought against the Seller in respect of any breach of the Warranties or under the Tax Covenant unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, the nature of the breach or claim and the amount claimed in respect thereof (detailing the Purchaser's calculation of the loss thereby alleged to have been suffered by it or the Company if relevant):-

      (A) on or before the seventh anniversary of Completion in respect of claims in respect of any breach of the Tax Warranties or under the Tax Covenant; or

      (B) on or before the date falling three months after the completion of the accounts of the Company in respect of the financial year ending on 31 December 1998, in respect of any other matters.

      PROVIDED that the Purchaser's compliance with sub-clause (A) of clause 7 (Claims Procedure) of the Tax Covenant shall be sufficient notice of a claim under the Tax Covenant or in respect of any breach of the Tax Warranties for the purposes of this paragraph.

      No time limit shall apply in relation to claims under the Undertaking set out in clause of this Agreement.

3.    Conduct of Litigation

3.1 Upon the Purchaser or the Company becoming aware of any claim, action or demand against it or matter likely to give rise to any of these in respect of the Non-Tax Warranties, the Purchaser shall and shall procure that the Company shall:-

      (A) as soon as reasonably practicable notify the Seller by written notice as soon as it appears to the Purchaser that the Seller is or may become liable under the Non-Tax Warranties;

      (B) subject to the Seller indemnifying the Purchaser and/or the Company to their reasonable satisfaction against any liability, costs, damages or expenses which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and their professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Company to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

      (C) at the request of the Seller, allow the Seller to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such assessment or claim in the name of the Purchaser or the Company and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as the Seller may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisors as the Seller may nominate to act on behalf of the Purchaser or the Company, as appropriate, but to act in accordance with the Seller's sole instructions;

      (D) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed; and

      (E) take all reasonable action (having regard to the commercial interests of the Company) to mitigate any loss suffered by it in respect of which a claim could be made under the Non-Tax Warranties.

4.    No Liability if Loss is Otherwise Compensated for

      Single claim

4.1 The Seller shall not be liable for breach of any of the Non-Tax Warranties to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or to the Company.

      Taxation

4.2 In calculating the liability of the Seller for any breach of the Non-Tax Warranties, there shall be taken into account the amount by which any taxation for which the Company is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

      Insurances

4.3 If, in respect of any matter which would give rise to a breach of the Non-Tax Warranties or a claim under the Undertakings, the Company is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Warranties or the Undertakings unless and until the Company shall have made a claim against its insurers and any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall then reduce by the amount recovered or extinguish any such claims for breach of the Non-Tax Warranties or under the Undertakings.

      Recovery From Third Parties

4.4   (A)   Where the Purchaser and/or the Company are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Non-Tax Warranties the Purchaser shall, and shall procure that the Company shall, undertake all necessary steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller) and, in the event that the Purchaser or the Company shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by the Purchaser or the Company recovering that sum from such other person.

      (B) If the Seller shall pay at any time to the Purchaser or the Company an amount pursuant to a claim in respect of the Non-Tax Warranties and the Purchaser or the Company subsequently become entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the Company shall take all necessary steps to enforce such recovery, and shall forthwith repay to the Seller so much of the amount paid by the Seller to the Purchaser or the Company as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Purchaser or the Company recovering that sum from such other person.

      (C) If any amount is repaid to the Seller by the Purchaser or the Company pursuant to sub-paragraph 4.4(B) above an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of paragraph 1.

5.    Acts of the Purchaser

5.1 No claim shall lie against the Seller under the Non-Tax Warranties to the extent that such claim is wholly or partly attributable to:-

      (A) any voluntary act, omission, transaction, or arrangement carried out at the request of or with the consent of the Purchaser before Completion;

      (B) any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or on its behalf or by persons deriving title from the Purchaser on or after Completion; or

      (C) any explicit admission of liability made after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser on or after Completion.

5.2 The Seller shall not be liable for any breach of Non-Tax Warranties which would not have arisen but for any reorganisation or change in ownership of the Company after Completion or any changes in the accounting basis on which the Company values its assets or any other change in accounting policy or practice of the Company after Completion.

6.    Allowance, Provision or Reserve in the Accounts

6.1 No matter shall be the subject of a claim for breach of any of the Non-Tax Warranties or under the Undertakings to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts and (in the case of creditors or debtors) is identified in the records of the Company or shall have been otherwise taken account of or reflected in the Accounts.

6.2 Notwithstanding sub-paragraph above, if at any time after Completion and, in the case of a claim under the Non-Tax Warranties, within the time limit applicable to the Non-Tax Warranties set out in paragraph above (or at any time thereafter while any such claim remains not fully determined) the amount of any allowance, provision or reserve in respect of any liability of the Seller under the Non-Tax Warranties or the Undertakings (other than the Undertaking set out in clause) made in the Accounts or otherwise taken account of or reflected therein is found to be in excess of the matter for which such allowance, provision or reserve was made, the amount of such excess (the "Excess Amount") shall be applied in the following manner:-

      (A) if the Seller shall, prior to the date on which the Excess Amount is ascertained, have made any payment or payments in respect of the Non-Tax Warranties or the Undertakings then the Purchaser shall forthwith repay to the Seller a sum equal to such part of the Excess Amount as does not exceed the aggregate of those of such prior payments by the Seller as shall not have been previously refunded pursuant to this sub-clause; and

      (B) where sub-paragraph 6.2((A)) above does not apply or where such sub-paragraph does apply but there remains a balance of the Excess Amount after the application of that sub-paragraph, then the Excess Amount or the balance remaining, as the case may be, shall be applied in reducing any liability of the Seller that may subsequently arise under the Non-Tax Warranties or the Undertakings.

7.    Retrospective Legislation

      No liability shall arise in respect of any breach of any of the Non-Tax Warranties or under the Undertakings if and to the extent that liability for such breach occurs or is increased wholly or partly as a result of any legislation not in force at the date hereof which takes effect retrospectively.

8.    Taxation Warranties

8.1 The Seller shall not be liable for a breach of a Tax Warranty relating to a post-Accounts Date tax liability unless such tax liability Abbey National as a consequence of or by reference to any of the events listed in paragraphs (a) to (e) inclusive of sub-clause (ii) of clause 2 (Covenant) of the Tax Covenant.

      In this paragraph 8.1, a post-Accounts Date tax liability means a tax liability of the Company which Abbey National as a consequence of or by reference to an event occurring or being deemed to occur after the Accounts Date.

8.2 Clauses 3 (Limits on Clause 2), 4 (Mitigation), 5 (Over-Provisions, Reliefs, etc), 6 (Recovery from Other Persons), 7 (Claims Procedure), 9 (Due Date of Payment) and 10 (Deductions from Payments, etc) of the Tax Covenant shall apply mutatis mutandis to claims, liabilities and payments in respect of the Tax Warranties as they apply to claims, liabilities and payments under the Tax Covenant.

9.    Loss of Goodwill or Business

      No claim shall lie against the Seller under the Non-Tax Warranties to the extent that the subject of the claim relates to the fact that the Company has lost goodwill or possible business.

10.   Payment of Claim to be Additional Consideration for the Consideration
      Shares

      Any payment made by the Seller in respect of any claim under the Warranties or the Undertakings shall be deemed to be additional consideration given by the Seller for the Consideration Shares under clause 3 (Consideration) of this Agreement.

                                   Schedule 4
                                  Tax Covenant

The Tax Covenant shall be in the form of the deed prepared by Slaughter and May which has (for the purposes of identification only) already been initialled by the Seller.

                                   Schedule 5
                       Basic Information about the Company

1.    Registered number                               :    2055101

2.    Date of incorporation                           :    15 September 1986

3.    Place of incorporation                          :    England

4.    Address of registered office                    :    Abbey House
                                                           Baker Street
                                                           London NW1 6XL

5.    Class of company                                :    Private limited

6.    Authorised share capital                        :    (pound)2,500

7.    Issued share capital                            :    (pound)2,500

8.    Loan capital                                    :    None

9.    Directors:

      Full name

      Jeremy Jon Grahame Budden
      Brian Carter
      Duncan Craig Howorth
      Charles Gerard Toner

10.   Joint Secretaries:

      Full name

      Ian Richard Christie/Leena Nagrecha

11.   Accounting reference date                       :    31 December

12.   Auditors                                        :    Coopers & Lybrand

13.   Tax residence                                   :    United Kingdom

14.   Business activities                             :    independent financial
                                                           advisory company

--------------------------------------------------------------------------------

                                   Schedule 6
                             Intellectual Property

Part A


1.    Registered Trade and Service Marks

Country     Mark     Number     Class of goods or       Date of next renewal
                                services for which
                                registered

None

2.    Trade Mark and Service Mark Applications

Country     Mark     Number     Date of application     Class of goods or
                                                        services for which
                                                        protection sought
None

3.    Unregistered Trade and Service Marks

Country     Mark     Date use commenced     Class of goods or services on which
                                            used

None

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

4.    Registered Designs

Country     Number     Subject matter     Date of next renewal

None

5.    Registered Design Applications

Country           Subject matter      Date of application

None

Part B

6.    Licences and User Agreements

A. Details (grantor, grantee, country, subject matter and term) of all licences and user agreements granted to the Company.

            Grantor     Grantee     Country     Subject Matter     Term
            -------     -------     -------     --------------     ----

None

B. Details (grantor, grantee, country, subject matter and term) of all licences and user agreements granted from the Company

      None

--------------------------------------------------------------------------------

                                   Schedule 7
                                    Pensions

                                 1. DEFINITIONS

(A) For the purposes of this Schedule the following expressions shall have the following meanings:-


      the "Company"                    means Abbey National Independent
                                       Financial Advisers Limited

      "Completion Date"                means the date of this Agreement

      "Former Schemes"                 means all occupational pension schemes
                                       (as defined in section 1 of the Pension
                                       Schemes Act 1993) in which the Company
                                       has participated at any time after 30
                                       June 1992 and prior to Completion and to which the Company may be required to make a payment pursuant to Section 75 of the Pensions Act 1995 or otherwise as a result of the liabilities of the scheme exceeding the value of its assets, excluding any money purchase schemes (as defined in section 181 of the Pension
                                       Schemes Act 1993) and the Seller's
                                       Scheme.

      "Participation Period"           means the period during which the
                                       Purchaser and/or the Company, as the case may be participates in the Seller's
                                       Scheme and ending no later than the date on which the Seller or any associated company ceases to own a shareholding in excess of 40% of the total issued share capital of the Purchaser or such lower figure as may be agreed by the Seller and Willis Group plc and which does not prejudice Inland Revenue approval of the continued participation pursuant to paragraph 2 of this Schedule.

      "Pensionable Age"                means, in relation to a Pensionable
                                       Employee, the age specified in the rules of the Seller's Scheme as the age at which such Pensionable Employee should normally retire.

      "Pensionable Employees"          means:

                                       (i)   such of the Relevant Employees at
                                                Completion as are then members
                                                of the Seller's Scheme; and

                                       (ii)  such of the Relevant Employees who
                                                become members of the Seller's
                                                Scheme during the Participation
                                                Period.

      "Relevant Employees"             means the employees of the Company at the
                                       date of this Agreement.

      "Seller's Scheme"                means:

                                       (i)   the Abbey National Group Pension
                                                Scheme constituted and
                                                established by an interim trust
                                                deed dated 5th August 1996 or,
                                                if the context so requires, the
                                                trustees of that scheme; or

                                       (ii)  the Abbey National Money Purchase
                                                Pension Scheme constituted and
                                                established by an interim trust
                                                deed dated 24th June, 1991 and
                                                currently governed by a trust
                                                deed dated 3rd December 1996 or,
                                                if the context so requires, the
                                                trustees of that scheme; or

                                       (iii) the Abbey National (Associated
                                                Bodies) Pension Fund constituted
                                                and established by an interim
                                                trust deed dated 17th December
                                                1986 and currently governed by a
                                                trust deed dated 31st May 1994,
                                                or, if the context so requires,
                                                the trustees of that scheme; or

                                       (iv)  the Abbey National Amalgamated
                                                Pension Fund constituted and
                                                established by trust deeds dated
                                                10th February 1954, 13th October
                                                1958 and 1st September 1970 or,
                                                if the context so requires, the
                                                trustees of that scheme; or

                                       (v)   the National and Provincial
                                                Building Society Pension Fund
                                                constituted and established by a
                                                trust deed dated 1st April 1955,
                                                and currently governed by a
                                                definitive deed dated 25th March
                                                1994 or, if the context so
                                                requires the trustees of that
                                                scheme.

(B) The provisions of this Schedule shall apply separately to each Seller's Scheme and references to "Seller's Scheme" shall be construed accordingly.

(C) Save where specifically defined or where the context otherwise requires, words and expressions used in Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 or in the Pension Schemes Act 1993 shall have the same meanings in this Schedule.

(D) References in this Schedule to any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same.

2.    MATTERS RELATING TO THE SELLER'S SCHEME

(A)   The Seller's undertakings

(i)   The Seller shall procure that:

      (a) subject to the consent of the Commissioners of Inland Revenue (which the Seller shall use its reasonable endeavours to obtain) the Company is permitted to continue its participation and the Purchaser is admitted to participation in the Seller's Scheme for such time as they employ any Relevant Employee;

      (b) each of the Relevant Employees who during the Participation Period would have become a member of the Seller's Scheme but for the transactions provided for in this Agreement is permitted to become a member of the Seller's Scheme in respect of the Participation Period or the applicable part of it.

(ii)  The Seller shall use reasonable endeavours to procure that:

      (a) the Seller's Scheme will be an exempt approved scheme for a period of at least one year from the Completion Date; and

      (b) the Seller's Scheme or alternative equivalent pension arrangements will be maintained in relation to the Pensionable Employees in full force and effect for a period of at least one year from the Completion Date;

(B)   The Purchaser's undertakings

      The Purchaser undertakes that it and the Company (for as long as they participate in the Seller's Scheme) will:

      (i) pay to the Seller's Scheme the contributions due and payable in respect of the Participation Period (but not any period before the Completion Date) to the Seller's Scheme by and in respect of each Pensionable Employee (but only for such part of the Participation Period that the Pensionable Employee is accruing benefits in the Seller's Scheme), calculated at the rates and otherwise on the basis applicable to all Employers in the Seller's Scheme;

      (ii) comply during the Participation Period in all other respects with the provisions of the Seller's Scheme;

      (iii) not do or omit to do during the Participation Period any act or thing whereby the approval of the Seller's Scheme as an exempt approved scheme or as a contracted-out scheme would or might be prejudiced;

      (iv) not exercise any power, right or discretion conferred on it under or in relation to the Seller's Scheme whether as an employer or otherwise, including (without limitation) any power, right or discretion conferred by law, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed) and on such terms (whether as to payment of additional contributions to the Seller's Scheme or otherwise) as the Seller may agree; and

      (v) appoint such company as the Seller may nominate to act on its behalf in relation to the Seller's Scheme for the purpose of dealing with the provisions of the Pensions Act 1995 and the Pension Schemes Act 1993 and do all such acts and execute and/or sign all such documents as the Seller may reasonably consider necessary or desirable in connection therewith.

(C) Parties to do everything necessary to comply with contracting-out requirements

      The Seller and the Purchaser shall take, and the Purchaser shall procure that the Company take, such steps as may be required of them, including the completion of any notices and elections, to procure that the Purchaser and the Company:

      (i) holds or continues to be named in a contracting-out certificate on a reference scheme basis or otherwise, as the case may be, in relation to the Seller's Scheme in respect of the Participation Period; and

      (ii) ceases to hold or be named in such certificate with effect from the end of the Participation Period.

(D) The Seller's covenant in respect of any residual liabilities in relation to the Former Schemes

      The Seller hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable for the Shares pursuant to this Agreement) forthwith upon demand and together with interest at the Agreed Interest Rate from the date of such demand until the date of payment an amount equal to any payment the Company or any member of the Purchaser's Group is or becomes liable to make to any Former Scheme whether before, at or after Completion, whether pursuant to,
      Section 75 of the Pensions Act 1995, or otherwise other than payments pursuant to the other provisions of the Schedule.

3.    PENSION WARRANTIES

      The Seller represents, warrants and undertakes, and save as disclosed in the Disclosure Letter, that:

(A)   Seller's Scheme is the only funded pension/disability arrangement

      Other than the Seller's Scheme and the State scheme there is no arrangement to which the Company contributes or under which it has any obligation (whether legally enforceable or not) under which benefits of any kind are payable to or in respect of any of the Relevant Employees on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service or in relation to sickness after retirement.

(B)   All material Seller's Scheme documents supplied

      The trust deeds and rules of the Seller's Scheme, together with all material announcements (to members of the Seller's Scheme who are Relevant Employees) which have not been incorporated into the Trust Deed and Rules of the Seller's Scheme have been supplied to the Purchaser or the Purchaser's advisers and are attached to the Disclosure Letter.

(C)   Exercise of discretion or power

      No discretion or power has been exercised under the Seller's Scheme in respect of members of that Scheme who are Relevant Employees to augment benefits or to provide a benefit which would not otherwise be provided.

(D)   Adherence

      The Company adheres to the Seller's Scheme in respect of the Pensionable Employees.

(E)   Exempt Approval

      The Seller's Scheme is an exempt approved scheme or capable of exempt approval.

(F)   Contracting-out

      The Seller's Scheme is a contracted-out scheme and the Company is named in a contracting-out certificate in relation to the Seller's Scheme.

(G)   Contributions

      There are not at the date hereof any contributions from or in respect of any of the Relevant Employees or other payments which have fallen due but are unpaid in respect of the Seller's Scheme except for contributions which may be due in respect of the current or previous four weekly accounting period.

(H)   Claims

      So far as the Seller is aware there are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the Trustees or Administrator of the Seller's Scheme or against the Seller or the Company in respect of any matter arising out of or in connection with the Seller's Schemes in respect of any Pensionable Employees.

(I)   Overriding Provisions

      (i) The Seller's Scheme does not distinguish between male and female members (except in relation to maternity) in the provision of benefits relating to Pensionable Service after 17th May 1990 (with the exception of guaranteed minimum pensions) and no adverse alteration has been made to benefits already accrued at the date of announcing changes designed to equalise benefits.

      (ii) So far as the Seller is aware the Seller's Scheme has been administered in accordance with the preservation requirements within the meaning of section 69

            Pension Schemes Act 1993.

      (iii) The Seller's Scheme has been administered in accordance with the equal access requirements of section 118 Pension Schemes Act 1993.

(J)   Former Scheme Liabilities

      (i) The Company has not participated in any Former Scheme immediately before or at a time when that scheme ceased to admit new members.

      (ii) The Company has no liability to make any payment to the Seller's Scheme or to any Former Scheme pursuant to section 75 of the Pensions Act 1995.

      (iii) The Company has no undischarged liability in respect of any Former Scheme pursuant to Regulation 3 of the Occupational Pensions Schemes (Deficiency on Winding up etc.) Regulations 1996.

Signatures

Signed by                      )
Charles Toner                  )  Charles Toner
for and on behalf of           )
Abbey National Independent     )
Consulting Group Limited       )

Signed by                      )
Allan Daffern                  )  Allan Daffern
for and on behalf of           )
Willis National Holdings       )
Limited                        )

--------------------------------------------------------------------------------

                            Dated 11th December 1998

                      ABBEY NATIONAL INDEPENDENT CONSULTING
                                  GROUP LIMITED

                                       and

                        WILLIS NATIONAL HOLDINGS LIMITED

                       -----------------------------------

                                      ANIFA

                                Side Agreement to
                              Share Sale Agreement

                       -----------------------------------

                               Slaughter and May,
                              35 Basinghall Street,
                                 London EC2V 5DB

                                 Ref: JCXT/JMYA

--------------------------------------------------------------------------------

                                 SIDE AGREEMENT

      THIS AGREEMENT is made 11th December 1998

      BETWEEN:-

      1. Abbey National Independent Consulting Group Limited of Abbey House, Baker Street London NW1 6XL (registered in England No. 2506374) (the "Seller")

AND

      2. Willis National Holdings Limited of Ten Trinity Square, London EC3P 3AX (registered in England No. 3393377) (the "Purchaser").

      WHEREAS:

      (A) The parties entered into a Share Sale Agreement on 4th August, 1997 (the "Share Sale Agreement") whereby the Purchaser acquired all the issued shares in Willis Corroon Financial Planning Limited Abbey National Independent Financial Advisers Limited ("ANIFA")] from the Seller.

      (B) Under Clause 7 of the Share Sale Agreement the Seller agreed to indemnify and keep indemnified the Purchaser from all claims, losses, costs or other liabilities which the Purchaser and/or ANIFA may suffer in respect of pensions missellings.

      (C) The parties have decided to enter into this Side Agreement pursuant to Clause 15.6 with respect to extending the indemnity provided for under the Share Sale Agreement to include missellings of Free Standing Additional Voluntary Contributions ("FSAVC") schemes.

      IT IS AGREED AS FOLLOWS:

1. Terms and expressions in the Share Sale Agreement shall, unless the context otherwise requires, have the same meanings when used in this Side Agreement.

2. The parties agree that the definition of "affected person" set out in clause 7.2 of the Share Sale Agreement shall be amended by inserting after the words "Taxes Act 1988" in sub-paragraph (A) the following;

      "or a retirement benefits scheme (as defined in section 611 of ICTA 1988) established solely to accept contributions from employees to provide additional benefits to those provided by their employers' pension scheme (a free standing additional voluntary contribution scheme (including, without limitation, any such scheme approved by the Board of Inland Revenue pursuant to section 591(2)(h) of ICTA 1988)); and

      by inserting after the words "so approved" in sub-paragraph (B) the following:

      "or such a free standing additional voluntary contribution scheme".

3. Save as set out in this Side Agreement, the terms and conditions of the Share Sale Agreement remains and shall continue in full force and effect and shall apply to the provisions of this Side Agreement.

4. This Side Agreement shall be governed by and shall be construed in accordance with, English law.

Signatures

Signed by                 )
                          )
for and on behalf of      )
Abbey National            )
Independent Consulting    )
Group Limited             )

Signed by                 )
                          )
for and on behalf of      )
Willis National Holdings  )
Limited